Exhibit 10.4

EXECUTION VERSION

Amendment on the Managing Director Service Agreement dated January 26, 2017 between

Sensata Technologies Germany GmbH,
represented by the shareholders’ meeting, this in return represented by Mr. Gerrit H. Ensing,
Johannstraße 37, 40476 Dusseldorf, Germany

hereinafter referred to as the “Company “ -
and

Mr. Paul Chawla, Sonnenacker 54, 40489 Dusseldorf, Germany
- hereinafter referred to as the "Managing Director"-

- together referred to as "The Parties"-

It is agreed as follows:
§ 1 Duties
(a)
Changes regarding Nr. 1.2 of the Managing Director Service Agreement:
The Parties agree that the Managing Director stays appointed as managing director of the Company. He also holds the function “Senior Vice President Performance Sensing Auto, Sensata Technologies, Inc.” but will not act any longer as statutory representative (managing director) of Sensata Technologies Holland BV (see Nr. 1.1 and Nr. 1.7 of his managing director agreement) and the Managing Director will have no longer an assignment agreement with Sensata Technologies Holland BV.

(b)
Nr. 1.4 of the Managing Director Service Agreement is changed as follows:
"The Managing Director reports to the President & Chief Executive Officer of Sensata Technologies Inc. or such other person designated by the Company’s shareholders’ meeting."

§ 2 Remuneration
(a)
Nr. 5.1 of the Managing Director Service Agreement is changed as follows:
"The Managing Director shall receive an annual fixed salary in the gross amount of EUR 354,556.00 payable in 13,5 instalments (this includes the Christmas allowances and the vacation allowances according to Nr. 5.7 of this Managing Director Agreement."

(b)
Regarding Nr. 5.7 of the Managing Director Service Agreement it is clarified that the Christmas allowances is currently paid in the gross amount of EUR 26,263.41 and the vacation allowances in the gross amount of EUR 13,131.70. The conditions of payment remain unchanged.

(c)	Nr. 5.3 of the Managing Director Service Agreement is changed as follows: "The fixed salary as agreed also compensates for any activities of the Managing Director outside the usual working hours."
(d)
Nr. 5.4 of the Managing Director Service Agreement is changed as follows:
"The Managing Director is eligible to participate in the Company Executive Bonus Plan with a target of 75% of the annual fixed salary. Actual payout will vary depending upon company and Senior Leadership Scorecard Performance.
Further details are provided in the Executive Bonus Plan and will be determined by the annual goal setting, with metrics and pay out scale provided."

(e)
Nr. 5.5 of the Managing Director Service Agreement is changed as follows:
"The Managing Director is eligible to participate in the Company’s Equity Incentive Plan. The target long term incentive award 2018 will be $750,000.00. Actual award granted will vary depending on company and individual performance. All long-term incentive awards are subject to approval of the Board of the Directors of Sensata Technologies Holding, N.V."

(f)	The Parties agree that the Managing Director is not eligible for any other bonus plan or long equity plan as mentioned in this amendment.
§ 3 Assignment
The Assignment Agreement to assign the Managing Director to Sensata Technologies Holland BV, Jan Tinbergenstraat 80, 7559 SP Hengelo, The Netherlands is terminated with immediate effect.
§ 4 Final provisions, Language
(a)	The rest of the Managing Director Service Agreement remains unaffected.

(b)
This amendment to the Managing Director Service Agreement constitutes the entire understanding between the Parties. There are no ancillary agreements. Changes and/or amendments to this amendment to the Managing Director Service Agreement including this provision require written form to be valid. This shall also apply to addition to the written form requirement itself. Individual agreements always take precedence and apply regardless of the written form requirement (section 305 b of the German Civil Code (BGB)).

(c)
Should any provision of this amendment to the Managing Director Service Agreement be or become invalid in whole or in part, this shall not affect the validity of the remaining provisions of this. In such case, the Parties are obliged to negotiate a valid and reasonable substituting regulation, which most closely approximates the intended economic result of the invalid provision. The same shall apply for any gap in this amendment to the Managing Director Service Agreement.

(d)
The German version of this amendment to the Managing Director Service Agreement shall prevail. The Parties agree that amendments to this agreement and further amendments to the Managing Director Service Agreement can be concluded in English as well.

this 13 January 2018

_/s/ Gerrit H. Ensing___________________
Sensata Technologies Germany GmbH,
represented by
the shareholders‘ meeting
in return represented by
Mr. Gerrit H. Ensing

this 13 January 2018

_/s/ Paul Chawla______________________
Managing Director
Mr. Paul Chawla